Exhibit 3.1

NEURONETICS, INC.

CERTIFICATE OF AMENDMENT

OF

NINTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

Neuronetics, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:

1.    That the board of directors of the Corporation unanimously adopted resolutions in accordance with Sections 141 and 242 of the DGCL declaring advisable the amendment of the Ninth Amended and Restated Certificate of Incorporation of the Corporation. The resolutions setting forth the proposed amendment are as follows:

WHEREAS, the Board has determined that it is in the best interests of the Corporation and its stockholders to amend Section B.3 of Article V of the Corporation’s Ninth Amended and Restated Certificate of Incorporation (the “Certificate”) to permit the removal of any individual director or directors with or without cause by the affirmative vote of the holders of a majority of the voting power of all then-outstanding shares of capital stock entitled to vote generally at an election of directors, pursuant to a Certificate of Amendment (the “Certificate of Amendment”); and

WHEREAS, Section B of Article VIII of the Certificate provides that the affirmative vote of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class (the “Requisite Approval”), shall be required to alter, amend or repeal Article V of the Certificate.

NOW, THEREFORE, BE IT RESOLVED, that subject to the Requisite Approval as required by the Certificate, the Certificate of Amendment substantially shall be, and it hereby is, adopted and approved by the Board in all respects; and be it further

2.    That the stockholders of the Corporation approved the aforementioned amendment at a duly called meeting of stockholders held on May 28, 2019.

3.    That the foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by a duly authorized officer, this 30th day of May, 2019.

By:	/s/ Chris Thatcher
Name:	Chris Thatcher
Title:	Chief Executive Officer